EMPLOYMENT AGREEMENT


     EMPLOYMENT AGREEMENT made as of the 23rd day of December, 1997 between Susan Yezzi individual residing at 23 Norman Lane, Darien, CT 06820 (hereinafter referred to as "Employee") and ITDS Intelicom Services, Inc. a Delaware corporation (hereinafter referred to as "Corporation").

     WHEREAS, the Corporation desires to employ the Employee, and the Employee desires to serve as an employee of Corporation on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual covenants and promises of the parties hereto, the Corporation and the Employee agree as follows:

     1. Employment: The Corporation hereby agrees to employ the Employee as Executive Vice-President of Operations, and the Employee hereby agrees to function as such for the Corporation on the terms and conditions hereinafter stated, subject to the directives of the Board of Directors of the Corporation (the "Board").

     2. Term of Employment. The term of this Agreement shall begin on or about February 1, 1998 (but no later than March 1, 1998) and shall continue in full force and effect until January 31, 2001, unless sooner terminated as provided herein.

     3. Compensation:

        (a) During the term of this Agreement, for all services rendered by Employee under this Agreement, the Corporation shall pay the Employee an annual base salary of Two Hundred and Twenty Five Thousand dollars ($225,000.00) per annum, payable in arrears at a rate of Eighteen Thousand, Seven Hundred and Fifty dollars ($18,750.00) on the last day of each month or more frequently in the discretion of the Board. All compensation payable under this Agreement shall be subject to applicable federal and state withholding tax requirements and other deductions approved by Employee as well as an annual salary adjustment based upon changes in the Consumer Price Index.

        (b) In addition to the annual base salary described in Section 3(a) hereof, the Corporation grants Employee a right to immediately become eligible to participate in the ITDS Employee Stock Option Plan and the Employee Stock Purchase Plan (collectively, the "Plan"), copies of which are attached hereto and made a part hereof as Attachment "A," upon the commencement of this Agreement with Corporation. On the execution of this Agreement, Employee shall be entitled to receive options to purchase fifty thousand (50,000) shares of Common Stock of the Corporation, at market value on the date of grant, vesting over a 4 year period pursuant to the terms of the Plan.

        (c) In addition to the base salary and stock options as set forth above, on February 1, 1997 the Employee shall receive a one time signing bonus equal to One Hundred Twenty-Five Thousand Dollars ($125,000.00).

        (d) In addition to the aforesaid benefits, Employee is eligible to receive an annual bonus based on Employee and Corporation performance subject to Board approval.

        (e) The Corporation agrees to assume Employee's existing Flexible Premium Adjustable Life Insurance Policy and pay associated premiums.

     4. Fringe Benefits:

        (a) Subject to applicable waiting periods and Employee's insurability, Corporation shall provide the Employee, at no cost to Employee, with medical and hospitalization insurance coverage similar to that offered to other Vice-Presidents of the Corporation. Subject to applicable waiting periods, during the term hereof, Corporation shall provide the Employee, at no cost to the Employee, with long term disability insurance coverage similar to that offered to other officers of the Corporation.

        (b) Subject to applicable waiting periods, Employee will be eligible to participate in the Corporation's 401K plan.

     5. Duties and Extent of Services: Upon the execution of this Agreement and throughout its term, the duties of the Employee shall include, but are not limited to, the following:

        (a) Provide managerial and executive supervision and support to the Corporation;

        (b) Responsibility for the delivery of all products and services of the Corporation to customers pursuant to contractual obligations or otherwise;

        (c) Provide day to day on site executive management of the Corporation's operations in Champaign, Illinois;

        (d) Such other duties and responsibilities as may be assigned by the Board from time to time;

        (e) Employee will work exclusively for the Corporation during the term of this Agreement, Employee shall exert her best efforts and shall devote no less than the greater of: (i) fifty (50) hours per week, or (ii) the amount of time necessary for Employee to perform her duties with regard to the business and affairs of the Corporation in accordance with this Agreement. During the term of this Agreement, Employee shall not, directly or indirectly, alone or as a member of the partnership, or as an officer, director, shareholder, owner, agent or employee of any other corporation, be engaged in or concerned with any other compensable duties or pursuits whatsoever requiring her personal services without the prior written consent of the Corporation, which consent may be withheld for any reason or for no reason.

     6. Vacation: During each year of the term of this Agreement, the Employee shall be entitled to four (4) weeks' vacation, the time of which shall be determined after consultation with the Board of the Corporation. For purposes of this Section 6, Employee shall be entitled to carry forward any unused vacation time from one period to another and any unused accrued vacation will be paid to Employee upon termination.

     7. Termination: The Employee's employment hereunder shall terminate on the date set forth in Section 2 hereof, or sooner upon the occurrence of any of the following events:

        (a) The Employee's death;

        (b) The termination of the Employee's employment hereunder by Corporation, at its option, to be exercised by written notice from Corporation to the Employee, upon the Employee's incapacity or inability to perform her services as contemplated herein for a period of at least seventy-five (75) consecutive days or an aggregate of one hundred (100) consecutive or non-consecutive days during any twelve (12) month period during the term hereof due to the fact that her physical or mental health shall have become impaired so as to make it impossible or impractical for her to perform the duties and responsibilities contemplated for her hereunder; or

        (c) The termination for "cause" of the Employee's employment hereunder by Corporation, at its option, to be exercised by written notice from Corporation to the Employee. The term "cause," as used herein, shall mean: (i) the Employee's inability or incapacity to perform her duties and/or services in accordance with the reasonable expectation of the Corporation, (ii) the Employee's willful misconduct or gross negligence in the performance of her duties on behalf of the Corporation, or the Employee's dishonesty in the performance of his duties on behalf of the Corporation, (iii) the neglect, failure or refusal of the Employee to carry out any reasonable request of the Board for the provision of services hereunder, (iv) the material breach of any provision of the Agreement by the Employee or (v) the Employee's plea of guilty or nolo contendere to, or conviction of any crime involving moral turpitude, common law fraud, dishonesty, theft, or unethical conduct.

        (d) Cessation of the Corporation's business.

     In the event of any such termination, Corporation shall pay to Employee such portion of his annual base salary payable to Employee to the date such termination becomes effective, and thereafter Employee shall have no claim for any further compensation hereunder.

     8. Restrictions On Employee: During the period commencing on the date hereof and ending two (2) years after the termination of the Employee's employment by Corporation for any reason, the Employee shall not directly or indirectly induce or attempt to induce any of the employees of Corporation to leave the employ of Corporation.

     9. Covenant Not to Compete: During the period commencing on the date hereof, and ending one (1) year after the termination of the Employee's employment for any reason, the Employee shall not, except as a passive investor in publicly held companies, directly or indirectly engage in, associate with, or own or control any interest in, or act as principal, director, officer, agent, or employee of, or consultant to: (i) Cincinnati Bell Information Systems, Systematics, Saville Systems, Cable Services Group, Computer Sciences Corporation, Electronic Data Systems,

Alltel, Comsoft, LHS, Danet, Subscriber Computing, H.O. Software, Baja Systems or their successors or assigns, or (ii) any person, firm or corporation, located in the eastern third of the United States, whose activity is (a) a venture or business, substantially similar to that of Corporation, and/or (b) which is in direct competition with the Corporation. Notwithstanding anything to the contrary contained herein, to the extent Corporation (i) makes an absolute assignment of the bulk of its assets for the benefit of creditors, (ii) consents to the appointment of a bankruptcy trustee, (iii) institutes bankruptcy proceedings, or (iv) experiences a cessation, the provisions of this Section 9 shall lapse.

     10. Proprietary Information:

        (a) For purposes of this Agreement, "proprietary information" shall mean any information relating to the business of Corporation or any entity in which Corporation has an ownership interest that has not previously been publicly released by duly authorized representatives of Corporation and shall include (but shall not be limited to) information encompassed in all proposals, marketing and sales plans, financial information, costs, pricing information, computer programs, customer information, customer lists, and all methods, concepts or ideas in or reasonably related to the business of Corporation or any entity in which Corporation has an interest. The Employee agrees to regard and preserve as confidential all proprietary information, whether he has such information in his memory or in writing or other physical form. The Employee will not, without written authority from Corporation to do so, directly or indirectly, use for her benefit or purposes, nor disclose to others, either during the term of his employment hereunder or thereafter, except as required by the conditions of his employment hereunder, any proprietary information. The Employee agrees not to remove from the premises of Corporation or any subsidiary or affiliate of Corporation, except as an employee of Corporation in pursuit of the business of Corporation or any of its subsidiaries, affiliates or any entity in which Corporation has an ownership interest, or except as specifically permitted in writing by Corporation, any document or object containing or reflecting any proprietary information. The Employee recognizes that all such documents and objects, whether developed by her or someone else during the term of her employment with Corporation, are the exclusive property of Corporation.

        (b) All proprietary information and all of the Employee's interest in trade secrets, trademarks, computer programs, customer information, customer lists, employee lists, products, procedure, copyrights and developments hereafter to the end of the period of employment hereunder developed by Employee as a result of, or in connection with, her employment hereunder, shall belong to Corporation; and without further compensation, but at Corporation's expense, forthwith upon request of Corporation, Employee shall execute any and all such assignments and other documents and take any and all such other action as Corporation may reasonably request in order to vest in Corporation all Employee's right, title and interest in and all of the aforesaid items, free and clear of liens, charges and encumbrances.

        (c) The Employee expressly agrees that the covenants set forth in Sections 9, 9 and 10 of this Agreement are being given to Corporation in connection with the employment of the Employee by Corporation and that such covenants are intended to protect Corporation against the competition by the Employee, within the terms stated, to the fullest extent deemed reasonable and permitted in law and equity. In the event that the foregoing limitations upon the conduct of the Employee are beyond those permitted by law, such limitations, both as to time and geographical area, shall be, and be deemed to be, reduced in scope and effect to the maximum extent permitted by law.

     11. Injunctive Relief: The Employee acknowledges that the injury to Corporation resulting from any violation by her of any of the covenants contained in this Agreement will be of such a character that it cannot be adequately compensated by money damages, and, accordingly, Corporation may, in addition to pursuing its other remedies, obtain an injunction from any court having jurisdiction of the matter restraining any such violation; and no bond or other security shall be required in connection with such injunction.

     12. Representation of Employee: The Employee represents and warrants that neither the execution and delivery of this Agreement nor the performance of his duties hereunder violates the provisions of any other agreement to which she is a party or by which she is bound.

     13. Parties; Non-Assignability: As used herein, the term "Corporation" shall mean and include Corporation and any subsidiary or affiliate thereof and any successor thereto unless the context indicates otherwise. This Agreement and all rights hereunder are personal to the Employee and shall not be assignable by her and any purported assignment shall be null and void and shall not be binding on Corporation.

     14. Entire Agreement: This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated herein and supersedes all previous representations, negotiations, commitments, and writing with respect thereto.

     15. Amendment or Alteration: No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by all of the parties hereto.

     16. Choice of Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, except a provision of that law which would refer resolution of any issue to another jurisdiction. The forum for resolution of any dispute shall be the State of Connecticut.

     17. Arbitration: Any controversy, claim, or breach arising out of or relating to this Agreement or the breach thereof may, in the sole discretion of the Corporation, be settled by arbitration in Stamford, Connecticut in accordance with the rules of the American Arbitration Association and the judgment upon the award rendered shall be entered by consent in any court having jurisdiction thereof.

     18. Waiver of Breach: The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any of the parties hereto.

     19. Binding Effect: The terms of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective personal representatives, heirs, administrators, successors, and permitted assigns.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.



CORPORATION:

ITDS Intelicom Services, Inc.



By  /s/ Peter P. Bassermann
    -----------------------
     Peter P. Bassermann
     President



EMPLOYEE:


    /s/ Susan L. Yezzi
    ------------------
    Susan Yezzi

                                  AMENDMENT TO

                              EMPLOYMENT AGREEMENT

     This Amendment to the Employment Agreement dated as of December 23, 1997 between Susan Yezzi ("Employee") and ITDS Intelicom Services, Inc. ("Corporation") is hereby effective May 1, 1998 as follows:

     1. The following new Section 20 is hereby added:

     "20. Change in Control.

     (a) In the event of a Change in Control (as hereinafter defined), (i) all unvested stock options and other benefits shall become fully vested and immediately exercisable and shall remain so for a period of six months thereafter or, if longer, for the period during which such option or other benefit would otherwise be exercisable in accordance with its terms or the terms of the applicable plan and (ii) Employee shall be entitled to thirty-six (36) months of base salary (as defined in Section 3(a)) in a single lump sum payout within thirty (30) days after the Change in Control; provided, however, that prior to the occurrence of the Change in Control the Employee may elect to defer payment of any amounts payable pursuant to this Section until the calendar year beginning at least 30 days after the Change in Control.

     (b) Change in Control shall mean (i) any transfer or other transaction whereby the right to vote more than fifty percent (50%) of the then issued and outstanding capital stock of (A) International Telecommunication Data Systems, Inc. (the "ITDS") or (B) any subsidiary of ITDS to which ITDS shall have transferred all or substantially all of its business, is transferred to any party or affiliated group of parties, (ii) any merger or consolidation of ITDS (or a subsidiary of ITDS of the type described in clause (i)(B) above) with any other business entity, at the conclusion of which transaction the persons who were holders of all the voting stock of ITDS immediately prior to the transaction hold less than fifty percent (50%) of the total voting stock of the successor entity immediately following the transaction, or (iii) any sale, lease, transfer or other disposition of all or substantially all the assets of ITDS (or a subsidiary of the type described in clause (i)(B) above).

     (c) Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by the Employee (i) is deemed to be in connection with a Change in Control (whether payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with ITDS, its successors, any person whose actions result in a Change in Control or any corporation ("Affiliates") affiliated ( or which, as a result of the completion of the transactions causing a Change in Control will become affiliated) with ITDS within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code") (collectively with the payments and benefits pursuant to this Agreement if deemed to be paid pursuant to a Change in Control, "Total Payments")) and (ii) is determined by ITDS's independent certified accounting firm (the "Tax Advisor") that an excise tax is payable by Employee under Section 4999 of the Code, then ITDS will pay to the Employee additional compensation which will be sufficient to enable Employee to pay such excise tax as well as the income tax, medicare tax and excise tax on such additional compensation, such that, after the payment of income, medicare and excise taxes, Employee is in the same economic position in which he would have been if the provisions of
Section 4999 of the Code had not been applicable. The additional compensation required by this Section 20(c) will be paid to Employee promptly after the date or dates on which the amount of such additional compensation is determinable, in whole or in part by the Tax Advisor."

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 1st day of May, 1998.


ITDS INTELICOM SERVICES, INC.                           EMPLOYEE


By /s/ Peter P. Bassermann                         /s/ Susan L. Yezzi
   ------------------------------                  -----------------------------
       Peter P. Bassermann                             Susan Yezzi